Exhibit 10.5

This letter Agreement is dated January 7, 2011 and is entered into between Enterologics, Inc., a Nevada corporation and Surge Partners, Ltd., a Delaware Corp.

WHEREAS

Enterologics, Inc seeks to borrow certain funds for operations and

WHEREAS

Surge Partners, Ltd is willing to provide a series of loans, the total not to exceed fifty Thousand dollars ($50,000.00) and

WHEREAS

 The parties have agreed to certain terms of the loan(s) as more fully described in the Promissory Loan Agreement of even date

THEREFORE

For  good and valuable consideration, the parties hereby agree as follows:

1.	Surge Partners will loan Enterologics, Inc, a total of $50,000 on an as need basis;
2.	The first loan is in the amount of $20,000 and is hereby acknowledged;
3.	Interest and other terms are outlined in the Promissory Note;
4.	Each successive loan will be documented by a new Promissory Note;
5.	The overall consideration for this first loan and for any successive loans is 500,000 shares of the Company’s common stock;
6.	The total of the compensation is being given concurrent with the first loan;
7.
It is understood and agreed to that the stock portion of the consideration will not increase or decrease based on future loans and that the consideration is for the current loan and for a commitment to fund additional loans when and if necessary;

8.	Should additional loans be required, Enterologics, Inc will give Surge at least seven business days (7) notice and Surge Partners, Ltd will fund as soon as practicable;
9.	Future loans will carry a six month term and will payable earlier under certain conditions as will be more described in each Promissory Note.

Agreed:

/s/Robert Hoerr	/s/Irving Bader
Robert Hoerr, CEO	Irving Bader, President